EXHIBIT 10.69


October 31, 1995

Mr. Ian Diery
4175 Woodside Road
Woodside,  CA  94062


Dear Ian,


On behalf of the Board of Directors of AST Research, Inc., I am pleased to offer you the position of President and Chief Executive Officer. The terms of this employment offer are:

-    BASE SALARY:  $700,000.00 annualized, paid on a bi-weekly basis.

-    STOCK OPTIONS:  Stock options will be granted to you as follows:

          A) A non-qualified stock option or warrant, priced at fair market value (FMV) on the date of grant, for 300,000 shares.

               -    Term of ten years.

               - Vesting over time on a cumulative basis at the rate of 25% per year commencing on the first anniversary of the date of grant.

          B) A non-qualified performance-based stock option or warrant, priced at FMV on date of grant, for 700,000 shares.

               -    Term of ten years.

               -    Options vest and become exercisable as follows:

                    . 1/3 of the shares upon the company stock price reaching (and sustaining for a three-month average) at $21.00 per share;

                    . 1/3 of the shares upon the company stock price reaching (and sustaining for a three-month average) at least $30.00 per share;

                    . 1/3 of the shares upon the company stock price reaching (and sustaining for a three-month average) at least $40.00 per share.
Mr. Ian Diery
October 31, 1995
Page 2


- MANAGEMENT BONUS: You will be eligible for consideration in AST's Management Bonus Program for FY'96 on a prorated basis. This program provides for discretionary bonuses paid to management after the close of each fiscal year. Any bonuses paid are at the discretion of the Board of Directors of AST Research, Inc.

- QUARTERLY BONUS: Upon meeting the eligibility requirements, you will be eligible to participate in the discretionary Employee Quarterly Bonus Plan. Any bonus percentage is based upon the performance of the Company and is at the discretion of the Board of Directors of AST Research, Inc.

- PROFIT SHARING/401K: Effective the first day of the month following your employment, you will be eligible to participate in AST's Profit Sharing Plus Plan. Any profit sharing contribution is based upon the financial preference of the Company and is at the discretion of the Board of Directors of AST Research,Inc. In addition, you may choose to save 1% to 12% of your base salary with pre-tax dollars. The Company will match a portion of your contributions.

- INSURANCE: You will receive Medical, Dental, Life Insurance coverage effective the first day of the month concurrent with or following your date of hire. AST Research, Inc. pays a portion of the premiums for yourself and any eligible dependent that you wish to cover under the plans.

- RELOCATION: A relocation allowance of up to $500,000 will be provided to cover moving expenses, as well as any costs and/or loss on the disposition of your existing residence.

- TERMINATION: In case of involuntary termination other than for willful cause, i.e., fraud, gross misconduct, you will be provided with a severance package equal to two years base salary and target bonus, benefits continuance, plus the accelerated vesting of any options that would have vested by the passage of time during the two-year period. You will also be given a change of control agreement which will have a double trigger with the first trigger being pulled when any party acquires more than a 50% voting interest in the company and the second trigger being pulled when you are involuntarily terminated or your responsibilities, pay or benefits, etc. are negatively impacted. These agreements are mutually exclusive; however, in case of termination, whichever agreement would provide the greater benefit to you would control.

Mr. Ian Diery
October 31, 1995
Page 3


As a senior executive and officer of AST, there are a number of other benefits that will be forthcoming. The car allowance, mentioned above is set at the "officer" rate. In addition, you will be eligible for a $20,000.00 per year medical reimbursement plan that will cover deductibles and co-payments (but not bi-weekly deductions). You will be eligible for Tax Planning/Preparation reimbursement of up to $10,000.00 per year. As an officer, you may also participate in our Executive Health Program which covers an extensive physical checkup once per year. Lastly, if you choose optional employee paid LTD, AST will furnish at no cost to you additional officer coverage over the standard employee program up to a maximum of 66-2/3% of your base salary.

In accordance with the Immigration Reform & Control Act of 1986, you will be required to provide documentation which establishes your identity and employment eligibility on your first day of employment.

It is AST's policy to maintain a drug-free workplace. All employment offers are conditioned upon your consenting to and successfully passing a pre-employment drug screen.

Employment is on an at-will basis and can be terminated by you or the Company at any time, for any reason, with or without cause, with or without advance notice.

You have told us about arrangements that you had with prior employers, and we are satisfied that they do not create an obstacle to your coming to work for AST as CEO. AST will retain and pay for attorneys if any of your prior employers claim that you cannot come to work for AST as CEO, and AST will pay amounts required by a court or arbitrator in that circumstance.

This letter constitutes the entire agreement between the parties; it supersedes any and all prior agreements or understandings, and it cannot be changed except in writing signed by both of the parties.

Please date, sign and return the original of this letter to provide written confirmation of your acceptance of our offer.

Mr. Ian Diery
October 31, 1995
Page 4


I look forward to speaking with you further tomorrow morning. I am confident that you can lead AST to achieve its true potential and rise to new heights.


Yours sincerely,


/s/Safi Qureshey
Safi Qureshey
Chairman and CEO


cc:  Dennis R. Leibel


By my signature below, I accept this offer on the terms stated above and will commence work on or before November 3, 1995.


/s/ Ian Diery       10/31/95
Ian Diery
Signature           Date